                                    UNITED STATES
                          SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C. 20549

                                     SCHEDULE 13D

                      Under the Securities Exchange Act of 1934
                                  (Amendment No. 5)*

                                  McMoRan OIL & GAS
--------------------------------------------------------------------------------
                                    Name of Issuer

                                     COMMON STOCK
--------------------------------------------------------------------------------
                            (Title of Class of Securities)

                                      582445102
--------------------------------------------------------------------------------
                                     CUSIP Number

                    BOB GREENWOOD:  ROBERTSON, STEPHENS & COMPANY
             555 CALIFORNIA STREET, SUITE 2600, SAN FRANCISCO, CA  94104
                                    (415) 781-9700
--------------------------------------------------------------------------------
                    (Name, Address and Telephone Number of Person
                   Authorized to Receive Notices and Communications)

                                    JULY 15, 1997
--------------------------------------------------------------------------------
                Date of Event which Requires Filing of this Statement

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

Check the following box if a fee is being paid with the statement   [ ].  (A fee
is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class). (See Rule 13d-7.)

NOTE: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 582445102                   13D                 Page  2  of  16  Pages
          ---------                                            ---    ----

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons


    The Robertson Stephens Contrarian Fund
    Tax I.D. 94-3174915
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  /x/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Source of Funds*

    WC
-------------------------------------------------------------------------------
 (5) Check if Disclosure of Legal Proceedings is Required Pursuant to
     Items 2(d) or 2(e)                                                    / /
-------------------------------------------------------------------------------
 (6) Citizenship or Place of Organization

    CALIFORNIA
-------------------------------------------------------------------------------
 Number of Shares             (7) Sole Voting
 Beneficially Owned                 Power                                     0
 by Each Reporting           --------------------------------------------------
 Person With                  (8) Shared Voting
                                    Power                             1,123,000
                             --------------------------------------------------
                              (9) Sole Dispositive
                                    Power                                     0
                             --------------------------------------------------
                             (10) Shared Dispositive
                                    Power                             1,123,000
-------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person
    1,123,000
-------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares*
                                                                            / /
-------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row (11)
    8.0%
-------------------------------------------------------------------------------
(14) Type of Reporting Person*
    IV
-------------------------------------------------------------------------------
*SEE INSTRUCTION BEFORE FILLING OUT! INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

CUSIP No. 582445102                   13D                 Page  3  of  16  Pages
          ---------                                            ---    ----


-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons


    Robertson, Stephens & Company, Incorporated
    Tax I.D. 94-3172874  See Exhibit A for a list of Executive Officers
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  /x/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Source of Funds*

    OO (Working Capital of Purchasing Funds) See Item 2.
-------------------------------------------------------------------------------
 (5) Check if Disclosure of Legal Proceedings is Required Pursuant to
     Items 2(d) or 2(e)                                                    / /
-------------------------------------------------------------------------------
 (6) Citizenship or Place of Organization

    CALIFORNIA
-------------------------------------------------------------------------------
 Number of Shares             (7) Sole Voting
 Beneficially Owned                 Power                                     0
 by Each Reporting           --------------------------------------------------
 Person With                  (8) Shared Voting
                                    Power                             1,525,500
                             (Includes shares held of record by The Robertson
                             Stephens Contrarian and Orphan Funds of which
                             Robertson, Stephens & Co. Investment Management,
                             L.P. is investment manager.  Robertson Stephens &
                             Company, Inc. is General Partner of Robertson,
                             Stephens & Co. Investment Management, L.P. See
                             Item 5.)
                             --------------------------------------------------
                              (9) Sole Dispositive
                                    Power                                     0
                             --------------------------------------------------
                             (10) Shared Dispositive
                                    Power                             1,525,500
-------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person
    1,525,000
-------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares*
                                                                            / /
-------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row (11)
    10.9%
-------------------------------------------------------------------------------
(14) Type of Reporting Person*
    CO
-------------------------------------------------------------------------------
*SEE INSTRUCTION BEFORE FILLING OUT! INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

CUSIP No. 582445102                   13D                 Page  4  of  16  Pages
          ---------                                            ---    ----


-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

    Paul Stephens
    Tax I.D. ###-##-####
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  /x/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Source of Funds*

    WC & PF
-------------------------------------------------------------------------------
 (5) Check if Disclosure of Legal Proceedings is Required Pursuant to
     Items 2(d) or 2(e)                                                    / /
-------------------------------------------------------------------------------
 (6) Citizenship or Place of Organization

    UNITED STATES
-------------------------------------------------------------------------------
 Number of Shares             (7) Sole Voting
 Beneficially Owned                 Power                                     0
 by Each Reporting           --------------------------------------------------
 Person With                  (8) Shared Voting
                                    Power                             1,525,500
                             (Includes shares held of record by The Robertson
                             Stephens Contrarian and Orphan Funds of which
                             Robertson, Stephens & Co. Investment Management,
                             L.P. is investment manager.  Robertson Stephens &
                             Company, Inc. is General Partner of Robertson,
                             Stephens & Co. Investment Management, L.P. See
                             Item 5.)
                             --------------------------------------------------
                              (9) Sole Dispositive
                                    Power                                     0
                             --------------------------------------------------
                             (10) Shared Dispositive
                                    Power                             1,525,500
-------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person
    1,525,000
-------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares*
                                                                            / /
-------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row (11)
    10.9%
-------------------------------------------------------------------------------
(14) Type of Reporting Person*
    IN
-------------------------------------------------------------------------------
*SEE INSTRUCTION BEFORE FILLING OUT! INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

CUSIP No. 582445102                   13D                 Page  5  of  16  Pages
          ---------                                            ---    ----


-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

    Sanford Robertson
    Tax I.D. ###-##-####
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  /x/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Source of Funds*

    OO (Working Capital of Purchasing Funds) See Item 2.
-------------------------------------------------------------------------------
 (5) Check if Disclosure of Legal Proceedings is Required Pursuant to
     Items 2(d) or 2(e)                                                    / /
-------------------------------------------------------------------------------
 (6) Citizenship or Place of Organization

    CALIFORNIA
-------------------------------------------------------------------------------
 Number of Shares             (7) Sole Voting
 Beneficially Owned                 Power                                     0
 by Each Reporting           --------------------------------------------------
 Person With                  (8) Shared Voting
                                    Power                             1,525,500
                             (Includes shares held of record by The Robertson
                             Stephens Contrarian and Orphan Funds of which
                             Robertson, Stephens & Co. Investment Management,
                             L.P. is investment manager.  Robertson Stephens &
                             Company, Inc. is General Partner of Robertson,
                             Stephens & Co. Investment Management, L.P. See
                             Item 5.)
                             --------------------------------------------------
                              (9) Sole Dispositive
                                    Power                                     0
                             --------------------------------------------------
                             (10) Shared Dispositive
                                    Power                             1,525,500
-------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person
    1,525,000
-------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares*
                                                                            / /
-------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row (11)
    10.9%
-------------------------------------------------------------------------------
(14) Type of Reporting Person*
    IN
-------------------------------------------------------------------------------
*SEE INSTRUCTION BEFORE FILLING OUT! INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

CUSIP No. 582445102                   13D                 Page  6  of  16  Pages
          ---------                                            ---    ----


-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

    Michael G. McCaffery
    Tax I.D. ###-##-####
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  /x/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Source of Funds*

    OO (Working Capital of Purchasing Funds) See Item 2.
-------------------------------------------------------------------------------
 (5) Check if Disclosure of Legal Proceedings is Required Pursuant to
     Items 2(d) or 2(e)                                                    / /
-------------------------------------------------------------------------------
 (6) Citizenship or Place of Organization

    CALIFORNIA
-------------------------------------------------------------------------------
 Number of Shares             (7) Sole Voting
 Beneficially Owned                 Power                                     0
 by Each Reporting           --------------------------------------------------
 Person With                  (8) Shared Voting
                                    Power                             1,525,500
                             (Includes shares held of record by The Robertson
                             Stephens Contrarian and Orphan Funds of which
                             Robertson, Stephens & Co. Investment Management,
                             L.P. is investment manager.  Robertson Stephens &
                             Company, Inc. is General Partner of Robertson,
                             Stephens & Co. Investment Management, L.P. See
                             Item 5.)
                             --------------------------------------------------
                              (9) Sole Dispositive
                                    Power                                     0
                             --------------------------------------------------
                             (10) Shared Dispositive
                                    Power                             1,525,500
-------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person
    1,525,000
-------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares*
                                                                            / /
-------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row (11)
    10.9%
-------------------------------------------------------------------------------
(14) Type of Reporting Person*
    IN
-------------------------------------------------------------------------------
*SEE INSTRUCTION BEFORE FILLING OUT! INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

CUSIP No. 582445102                   13D                 Page  7  of  16  Pages
          ---------                                            ---    ----


-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

    G. Randy Hecht
    Tax I.D. ###-##-####
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  /x/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Source of Funds*

    OO (Working Capital of Purchasing Funds) See Item 2.
-------------------------------------------------------------------------------
 (5) Check if Disclosure of Legal Proceedings is Required Pursuant to
     Items 2(d) or 2(e)                                                    / /
-------------------------------------------------------------------------------
 (6) Citizenship or Place of Organization

    CALIFORNIA
-------------------------------------------------------------------------------
 Number of Shares             (7) Sole Voting
 Beneficially Owned                 Power                                     0
 by Each Reporting           --------------------------------------------------
 Person With                  (8) Shared Voting
                                    Power
                             1,525,500 (Includes shares held of record by The
                             Robertson Stephens Contrarian and Orphan Funds of
                             which Robertson, Stephens & Co. Investment
                             Management, L.P. is investment manager.  Robertson
                             Stephens & Company, Inc. is General Partner of
                             Robertson, Stephens & Co. Investment Management,
                             L.P. See Item 5.
                             --------------------------------------------------
                              (9) Sole Dispositive
                                    Power                                     0
                             --------------------------------------------------
                             (10) Shared Dispositive
                                    Power                             1,525,500
-------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person
    1,525,000
-------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares*
                                                                            / /
-------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row (11)
    10.9%
-------------------------------------------------------------------------------
(14) Type of Reporting Person*
    IN
-------------------------------------------------------------------------------
*SEE INSTRUCTION BEFORE FILLING OUT! INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

CUSIP No. 582445102                   13D                 Page  8  of  16  Pages
          ---------                                            ---    ----


-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

    Kenneth R. Fitzsimmons
    Tax I.D. ###-##-####
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  /x/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Source of Funds*

    OO (Working Capital of Purchasing Funds) See Item 2.
-------------------------------------------------------------------------------
 (5) Check if Disclosure of Legal Proceedings is Required Pursuant to
     Items 2(d) or 2(e)                                                    / /
-------------------------------------------------------------------------------
 (6) Citizenship or Place of Organization

    CALIFORNIA
-------------------------------------------------------------------------------
 Number of Shares             (7) Sole Voting
 Beneficially Owned                 Power                                     0
 by Each Reporting           --------------------------------------------------
 Person With                  (8) Shared Voting
                                    Power                             1,525,500
                             (Includes shares held of record by The Robertson
                             Stephens Contrarian and Orphan Funds of which
                             Robertson, Stephens & Co. Investment Management,
                             L.P. is investment manager.  Robertson Stephens &
                             Company, Inc. is General Partner of Robertson,
                             Stephens & Co. Investment Management, L.P. See
                             Item 5.)
                             --------------------------------------------------
                              (9) Sole Dispositive
                                    Power                                     0
                             --------------------------------------------------
                             (10) Shared Dispositive
                                    Power                             1,525,500
-------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person
    1,525,000
-------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares*
                                                                            / /
-------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row (11)
    10.9%
-------------------------------------------------------------------------------
(14) Type of Reporting Person*
    IN
-------------------------------------------------------------------------------
*SEE INSTRUCTION BEFORE FILLING OUT! INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

CUSIP 582445102                                                 Page 9 of 16

ITEM 1.  SECURITY AND ISSUER.

    This Schedule 13D is filed with respect to the Common Stock of McMoRan Oil & Gas (the "Company").

ITEM 2:  IDENTITY AND BACKGROUND.

    The Schedule 13D is filed on behalf of The Robertson Stephens Contrarian Fund, Robertson, Stephens & Company, Inc. ("RS&Co., Inc."), and RS&Co., Inc.'s five shareholders, Messrs. Sanford R. Robertson, Paul H. Stephens, Michael G. McCaffery, G. Randy Hecht, and Kenneth R. Fitzsimmons. The sale of the Company's shares giving rise to this 13D were made by The Robertson Stephens Contrarian Fund and Orphan Fund (the "Funds"). It is being filed due to a mathematical error in the calculation of the ownership percentage held by the Funds.

    This Schedule 13D relates to the direct beneficial ownership in the shares of the Company by the Fund, and the indirect beneficial ownership in the shares of the Company held by the Funds. Messrs. Robertson, Stephens, McCaffery, Hecht and Fitzsimmons disclaim any beneficial ownership with respect to shares of the Company that RS&Co., Inc. may be deemed to be beneficially own, are included in this Schedule 13D for protective disclosure purposes only, and shall not be deemed by their inclusion in this Schedule 13D to have made any admission that any such person has any beneficial interest in such shares.

    Set forth below is the following information with respect to the persons signing this Schedule 13D: name; place of organization; address of principal business and office; principal business; information concerning criminal convictions during the past five years; and information concerning civil or administrative proceedings during the past five years with respect to any state or federal securities laws.


I. (a) The Robertson Stephens Contrarian Fund, A Massachusetts Business Trust. The Registered Investment Manager of The Robertson Stephens Contrarian Fund is: Robertson, Stephens & Company Investment Management, L.P. The General Partner of Robertson, Stephens & Co. Investment Management, L.P. is Robertson, Stephens & Company, Incorporated.

     (b)  555 California Street, Suite 2600
          San Francisco, CA  94104

     (c)  Business Trust, Registered Investment Company.

     (d)  No convictions in criminal proceedings.

     (e)  No civil or administrative proceedings.


II. (a) The Robertson Stephens Partners Fund, A Massachusetts Business Trust. The Registered Investment Manager of The Robertson Stephens Partners Fund is: Robertson, Stephens & Company Investment Management, L.P. The General Partner of Robertson, Stephens & Company Investment Management, L.P. is Robertson, Stephens & Company, Incorporated.

CUSIP 582445102                                                 Page 10 of 16

     (b)  555 California Street, Suite 2600
          San Francisco, CA  94104

     (c)  Business Trust, Registered Investment Company.

     (d)  No convictions in criminal proceedings.

     (e)  No civil or administrative proceedings.

III. (a) Robertson, Stephens & Company, Incorporated, is a California Corporation. Robertson, Stephens & Company, Incorporated is the General Partner of Robertson, Stephens & Company, Investment Management, L.P.

     (b)  555 California Street, Suite 2600
          San Francisco, CA  94104

     (c)  Corporation, Investment Banking.

     (d)  No convictions in criminal proceedings.

     (e)  No civil or administrative proceedings.


IV.  (a)  Paul H. Stephens.

     (b)  555 California Street, Suite 2600
          San Francisco, CA  94104

     (c) Paul H. Stephens is Managing Director and Chief Investment Officer, and a shareholder, of Robertson, Stephens & Company, Incorporated.

     (d)  No convictions in criminal proceedings.

     (e)  No civil or administrative proceedings.

V.   (a)  Sanford R. Robertson.

     (b)  555 California Street, Suite 2600
          San Francisco, CA  94104

     (c) Sanford R. Robertson is the Chairman of and a shareholder of Robertson, Stephens & Company, Incorporated.

     (d)  No convictions in criminal proceedings.

     (e)  No civil or administrative proceedings.

VI.  (a)  Michael G. McCaffery.

CUSIP 582445102                                                 Page 11 of 16

     (b)  555 California Street, Suite 2600
          San Francisco, CA  94104

     (c) Michael G. McCaffery is the President and Chief Executive Officer, and a shareholder, of Robertson, Stephens & Company, Incorporated.

     (d)  No convictions in criminal proceedings.

     (e)  No civil or administrative proceedings.

VII. (a)  G. Randy Hecht.

     (b)  555 California Street, Suite 2600
          San Francisco, CA  94104

     (c) G. Randy Hecht is the Executive Vice President, Chief Operating Officer, and shareholder of Robertson, Stephens & Company, Incorporated.

     (d)  No convictions in criminal proceedings.


     (e)  No civil or administrative proceedings.

VIII.(a)  Kenneth R. Fitzsimmons.

     (b)  555 California Street, Suite 2600
          San Francisco, CA  94104

     (c) Kenneth R. Fitzsimmons is the Managing Director, Director of Capital Markets, and shareholder of Robertson, Stephens & Company, Incorporated.

     (d)  No convictions in criminal proceedings.

     (e)  No civil or administrative proceedings.

ITEM 3:  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION:

    The securities with respect to which this Schedule 13D is filed were purchased by the Funds using working capital contributed by their respective partners.

ITEM 4:  PURPOSE OF TRANSACTION:

    The securities with respect to which this Schedule 13D is filed were purchased by the Funds in the ordinary course of investment and not with the intention nor effect of changing or influencing control of the Issuer. The reporting persons may sell all or part or acquire additional securities of the Issuer depending on market conditions and other economic factors.

CUSIP 582445102                                                 Page 12 of 16

ITEM 5:  INTEREST IN SECURITIES OF THE ISSUER.

    (a) (b) The aggregate number and percentage of the class of securities identified pursuant to Item 1 of this Schedule 13D that are beneficially owned by the persons listed in Item 2 are as follows:

                                                  No. of Shares
    Name of                                       Beneficially   Percentage of
    Beneficial Owner                                  Owned         Class(1)
    ---------------------------------------------------------------------------

    The Robertson Stephens Contrarian Fund         1,123,000   (2)    8.0%
    Robertson, Stephens & Company, Incorporated    1,525,000   (4)   10.9%
    Paul H. Stephens                               1,525,000 (5,6)   10.9%
    Sanford R. Robertson                           1,525,000   (6)   10.9%
    Michael G. McCaffery                           1,525,000   (6)   10.9%
    G. Randy Hecht                                 1,525,000   (6)   10.9%
    Kenneth R. Fitzsimmons                         1,525,000   (6)   10.9%




(1) All percentages in this table are based, pursuant to Rule 13D-1(e) of the Securities Exchange Act of 1934, as amended, on 14,036,519 shares of Common Stock of the Issuer outstanding as of March 31, 1997.

(2) The Robertson Stephens Contrarian Fund, is a Registered Investment Company. Robertson, Stephens & Co. Investment Management, L.P. is the Registered Investment Manager for the Contrarian Fund. RS&Co., Inc. is the General Partner of Robertson, Stephens & Co. Investment Management, L.P.

(4) Robertson, Stephens & Company, Inc., a California Corporation, as General Partner of the Contrarian Fund's Investment Adviser, Robertson Stephens Investment Management L.P. , Inc., is deemed to have shared dispositive power over 1,525,500 shares of the Company.

(5) Paul H. Stephens is the Chief Investment Officer of RS&Co., Inc. and as such may be deemed to have shared voting power over 1,525,500 shares of the Company held by the Funds.

(6) Disclaims beneficial ownership.

CUSIP 582445102                                                 Page 13 of 16

    (c) The following is a list of transactions by the filing parties in the last 60 days.

   ENTITY                  DATE           SHARES     PRICE         TRANSACTION
----------------      --------------     --------   -------      --------------
Orphan Fund           June 6, 1997       10,000      3.38       Open Mkt. Sell
Orphan Fund          June 10, 1997       49,000      3.25       Open Mkt. Sell
Contrarian Fund       July 2, 1997        5,000      3.56       Open Mkt. Sell
Contrarian Fund       July 8, 1997       15,000      3.51       Open Mkt. Sell
Contrarian Fund       July 9, 1997        7,500      3.50       Open Mkt. Sell
Contrarian Fund      July 10, 1997       49,920      3.50       Open Mkt. Sell
Contrarian Fund      July 16, 1997       40,500      3.50       Open Mkt. Sell
Contrarian Fund      July 18, 1997       30,000      3.47       Open Mkt. Sell
Contrarian Fund      July 21, 1997        6,500      3.47       Open Mkt. Sell


ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

     Please refer to Item 5.




ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS.

         The following exhibits are filed herewith:

         Exhibit A  - Agreement of Joint Filing

CUSIP 582445102                                                 Page 14 of 16

ITEM 8.  SIGNATURE PAGE.

    After reasonable inquiry and to the best of my knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated:   July 23, 1997


    THE ROBERTSON STEPHENS CONTRARIAN FUND, A MASSACHUSETTS BUSINESS TRUST.
    By   Robertson, Stephens & Company, Incorporated

    By:  PAUL H. STEPHENS*
         ------------------
         Paul H. Stephens
         Managing Director and Chief Investment Officer

    ROBERTSON, STEPHENS & COMPANY, INCORPORATED

    By:  PAUL H. STEPHENS*
         ------------------
         Paul H. Stephens
         Managing Director and Chief Investment Officer


         PAUL H. STEPHENS*
         ------------------
         Paul H. Stephens

         SANFORD R. ROBERTSON*
        ----------------------
         Sanford R. Robertson

         MICHAEL G. MCCAFFERY*
        ----------------------
         Michael G. McCaffery

         G. RANDY HECHT*
        -----------------
         G. Randy Hecht

         KENNETH R. FITZSIMMONS*
        ------------------------
         Kenneth R. Fitzsimmons




*By:
    ------------------------------
    Robert C. Greenwood
    Pursuant to Power of Attorney
    Previously Filed

CUSIP 582445102                                                 Page 15 of 16

                                      EXHIBIT A

                              AGREEMENT OF JOINT FILING

    The undersigned hereby agree that they are filing jointly pursuant to Rule 13d-1(f)(1) of the Act of the Statement dated May 2,1994 containing the information required by Schedule 13D, for the Common Stock of McMoRan Oil & Gas held by The Robertson Stephens Contrarian Fund and Robertson, Stephens & Company, Incorporated.

Dated:   July 23, 1997

    THE ROBERTSON STEPHENS CONTRARIAN FUND, A MASSACHUSETTS BUSINESS TRUST.
    By   Robertson, Stephens & Company, Incorporated

    By:  PAUL H. STEPHENS*
         ------------------
         Paul H. Stephens
         Managing Director and Chief Investment Officer

    THE ROBERTSON STEPHENS PARTNERS  FUND, A MASSACHUSETTS BUSINESS TRUST.
    By   Robertson, Stephens & Company, Incorporated

    By:  PAUL H. STEPHENS*
         ------------------
         Paul H. Stephens
         Managing Director and Chief Investment Officer


    ROBERTSON, STEPHENS & COMPANY, INCORPORATED

    By:  PAUL H. STEPHENS*
         ------------------
         Paul H. Stephens
         Managing Director and Chief Investment Officer

         PAUL H. STEPHENS*
         -----------------
         Paul H. Stephens

         SANFORD R. ROBERTSON*
        ----------------------
         Sanford R. Robertson

         MICHAEL G. MCCAFFERY*
         ---------------------
         Michael G. McCaffery

         G. RANDY HECHT*
         ----------------
         G. Randy Hecht

CUSIP 582445102                                                 Page 16 of 16
         KENNETH R. FITZSIMMONS*
        -------------------------
         Kenneth R. Fitzsimmons



*By
    ----------------------------
    Robert C. Greenwood
    Pursuant to Power of Attorney
    Previously Filed